UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon	97008
(Address of principal executive offices)	(Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2013, the Board of Directors of Digimarc Corporation (“Digimarc”) elected Charles Beck, age 35, to serve as Digimarc’s Chief Financial Officer and Treasurer, replacing Michael McConnnell, who retired from these positions effective upon Mr. Beck’s election, as previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2013. Mr. Beck joined Digimarc in May 2012 as the company’s Controller. Prior to joining Digimarc, Mr. Beck was a senior manager at KPMG LLP, where he served in various auditing roles since 2002. Mr. Beck is a CPA and holds a MBA in Finance, and a B.A. in Accounting, from the University of Portland.

In connection with his promotion, Digimarc and Mr. Beck entered into a Change of Control Retention Agreement (the “Agreement”). The Agreement is effective until December 31, 2015 and provides for certain severance benefits in the event Mr. Beck’s employment is terminated without “Cause” (as defined in the Agreement) by Digimarc or its successor, or Mr. Beck terminates his employment for “Good Reason” (as defined in the Agreement), within twelve months following a change of control of Digimarc during the term of the Agreement. The severance benefits payable upon such a termination include 12 months salary and up to 18 months premiums necessary to continue Mr. Beck’s health insurance coverage under Digimarc’s health insurance plan, and are conditioned upon Mr. Beck signing a release of claims. In consideration for the post-termination payments described above, Mr. Beck must execute and not revoke a settlement agreement and general release related to his employment and termination.

A copy of the form of Agreement is filed as Exhibit 10.9 to Digimarc’s Annual Report on Form 10-K, filed with the SEC on February 22, 2013.

Also in connection with his promotion, Digimarc increased Mr. Beck’s annual base salary to $225,000, effective immediately, and granted Mr. Beck 10,000 shares of restricted stock, effective as of November 15, 2013. The restricted stock will vest over a period of sixteen quarters in equal amounts on the quarterly anniversary of the date of grant, so that all shares subject to the stock award shall be fully vested at the end of a four-year period. All other terms of the stock award will be governed by Digimarc’s standard form of award agreement under the Digimarc Corporation 2008 Incentive Plan.

Item 7.01 Regulation FD Disclosure.

On November 5, 2013, Digimarc renewed and extended its existing stock repurchase program, on the same terms and conditions, through December 31, 2014. The stock repurchase program authorizes the purchase, at the discretion of management, of up to $5 million of Digimarc’s outstanding common stock of which $4.0 million remains available for repurchase. Repurchases may be made from time to time in the open market at prevailing market prices or through privately negotiated transactions. The timing of open market and privately negotiated purchases will be dependent upon market conditions and other corporate considerations, including price, corporate and regulatory requirements and alternative investment opportunities.

Digimarc expects to use cash from operations to fund the repurchase program. Shares of common stock repurchased by Digimarc through the repurchase program will become authorized but unissued shares. The stock repurchase program does not obligate Digimarc to acquire any specific number of shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2013

By:	/s/ Robert P. Chamness

Robert P. Chamness
Chief Legal Officer and Secretary